Exhibit 99.3

To the Limited Partners of

Blackwater Master Fund L.P.

To the best of the knowledge and belief of the undersigned, the information contained herein is accurate and complete.

By:	Walter Davis
President and Director
Ceres Managed Futures LLC
General Partner,
Blackwater Master Fund L.P.

Ceres Managed Futures LLC
522 Fifth Avenue 14th Floor New York, NY 10036 212-296-1999

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

Blackwater Master Fund L.P.:

We have audited the accompanying statements of financial condition of Blackwater Master Fund L.P. (the “Partnership”), including the condensed schedule of investments, as of December 31, 2011 and 2010, and the related statements of income and expenses and changes in partners’ capital for the year ended December 31, 2011 and for the period November 1, 2010 (commencement of trading operations) to December 31, 2010. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Blackwater Master Fund L.P. as of December 31, 2011, and 2010, and the results of its operations and its changes in partners’ capital for the year ended December 31, 2011 and for the period November 1, 2010 (commencement of trading operations) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

March 23, 2012

Blackwater Master Fund L.P.

Statements of Financial Condition

December 31, 2011 and 2010

	2011	2010

Assets:
Equity in trading account:
Cash (Note 3c)	$74,080,884	$21,067,416
Cash margin (Note 3c)	8,194,585	3,216,132
Net unrealized appreciation on open futures contracts	782,482	1,239,135
Net unrealized appreciation on open forward contracts	—	444,138

Total trading equity	83,057,951	25,966,821
Expense reimbursements	8,115	—

Total assets	$83,066,066	$25,966,821

Liabilities and Partners’ Capital:
Liabilities:
Net unrealized depreciation on open forward contracts	$141,895	$—

Accrued expenses:
Professional fees	34,392	28,810

Total liabilities	176,287	28,810

Partners’ Capital:
General Partner, 0.0000 unit equivalents at December 31, 2011 and December 31, 2010	—	—

Limited Partners, 72,500.8561 and 24,221.2462 Redeemable Units outstanding at December 31, 2011 and December 31, 2010, respectively	82,889,779	25,938,011

Total liabilities and partners’ capital	$83,066,066	$25,966,821

Net asset value per unit	$1,143.29	$1,070.88

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Condensed Schedule of Investments

December 31, 2011

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	447	$(39,207)	(0.04)%
Interest Rates Non-U.S.	404	732,966	0.88

Total futures contracts purchased		693,759	0.84

Futures Contracts Sold
Currencies	459	816,756	0.99
Energy	131	61,725	0.07
Grains	378	(868,150)	(1.05)
Indices	25	20,113	0.02
Interest Rates Non-U.S.	888	(9,371)	(0.01)
Metals	55	67,650	0.08

Total futures contracts sold		88,723	0.10

Unrealized Depreciation on Open Forward Contracts
Metals	209	(141,895)	(0.17)

Total unrealized depreciation on open forward contracts		(141,895)	(0.17)

Net fair value		$640,587	0.77%

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Condensed Schedule of Investments

December 31, 2010

	Number of Contracts	Fair Value	% of Partners’ Capital
Futures Contracts Purchased
Currencies	329	$406,623	1.57%
Energy	95	352,473	1.36
Grains	52	67,612	0.26
Indices	188	180,517	0.70
Interest Rates Non-U.S.	112	40,958	0.16
Livestock	111	46,580	0.18

Total futures contracts purchased		1,094,763	4.23

Futures Contracts Sold
Currencies	78	5,608	0.02
Energy	5	(8,000)	(0.03)
Interest Rates U.S.	19	73,469	0.28
Interest Rates Non-U.S.	144	73,295	0.28

Total futures contracts sold		144,372	0.55

Unrealized Appreciation on Open Forward Contracts
Metals	62	493,013	1.90

Total unrealized appreciation on open forward contracts		493,013	1.90

Unrealized Depreciation on Open Forward Contracts
Metals	8	(48,875)	(0.19)

Total unrealized depreciation on open forward contracts		(48,875)	(0.19)

Net fair value		$1,683,273	6.49%

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Statements of Income and Expenses

for the year ended

December 31, 2011 and

for the period November 1, 2010

(commencement of trading operations)

to December 31, 2010

	2011	2010
Investment Income:
Interest income	$9,337	$4,054

Expenses:
Clearing fees	80,159	11,853
Professional fees	39,840	29,000

Total expenses	119,999	40,853
Expense reimbursements	(8,115)	—

Net expenses	111,884	40,853

Net investment income (loss)	(102,547)	(36,799)

Trading Results:
Net gains (losses) on trading of commodity interests:
Net realized gains (losses) on closed contracts	3,991,011	281,930
Change in net unrealized gains (losses) on open contracts	(1,042,686)	1,683,273

Total trading results	2,948,325	1,965,203

Net income (loss)	$2,845,778	$1,928,404

Net income (loss) per unit *(Note 6)	$72.76	$71.06

Weighted average units outstanding	33,624.2543	24,403.8836

*	Based on change in net asset value per unit.

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Statements of Changes in Partners’ Capital

for the year ended December 31, 2011 and

for the period November 1, 2010

(commencement of trading operations)

to December 31, 2010

Partners’ Capital
Initial capital contributions from limited partners at November 1, 2010 representing 20,674.6940 Redeemable Units	$20,674,694
Net income (loss)	1,928,404
Subscriptions of 7,458.3791 Redeemable Units	7,021,829
Redemptions of 3,911.8269 Redeemable Units	(3,682,862)
Distribution of interest income to feeder funds	(4,054)

Partners’ Capital at December 31, 2010	25,938,011
Net income (loss)	2,845,778
Subscriptions of 51,737.4810 Redeemable Units	58,273,707
Redemptions of 3,457.8711 Redeemable Units	(4,158,380)
Distribution of interest income to feeder funds	(9,337)

Partners’ Capital at December 31, 2011	$82,889,779

Net asset value per unit:

2010: $1,070.88

2011: $1,143.29

See accompanying notes to financial statements.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

1.     Partnership Organization:

Blackwater Master Fund L.P. (the “Master”) is a limited partnership organized under the partnership laws of the State of Delaware on October 20, 2010 to engage in the speculative trading of a diversified portfolio of commodity interests including futures contracts, options, swaps and forward contracts. The sectors traded include currencies, energy, grains, indices, U.S. and non-U.S. interest rates, livestock, metals and softs. The commodity interests that are traded by the Master are volatile and involve a high degree of market risk. The Master may sell an unlimited number of redeemable units of limited partnership interest (“Redeemable Units”).

Ceres Managed Futures LLC, a Delaware limited liability company, acts as the general partner (the “General Partner”) and commodity pool operator of the Master. The General Partner is wholly owned by Morgan Stanley Smith Barney Holdings LLC (“MSSB Holdings”). Morgan Stanley, indirectly through various subsidiaries, owns a majority equity interest in MSSB Holdings. Citigroup Inc. (“Citigroup”) indirectly owns a minority equity interest in MSSB Holdings. Citigroup also indirectly owns Citigroup Global Markets Inc. (“CGM”), the commodity broker for the Master. As of December 31, 2011, all trading decisions for the Master are made by the Advisor (defined below).

On November 1, 2010 (commencement of trading operations), Global Diversified Futures Fund L.P. (“Global Diversified”) and Emerging CTA Portfolio L.P. (“Emerging CTA”) allocated a portion of their capital to the Master. Global Diversified purchased 5,000.0000 Redeemable Units with cash equal to $5,000,000. Emerging CTA purchased 15,674.6940 Redeemable Units with cash equal to $15,674,694. On December 1, 2011, Morgan Stanley Smith Barney Spectrum Technical L.P. (“Spectrum Technical”) purchased 38,304.3998 Redeemable Units with cash equal to $43,068,341. The Master was formed to permit commodity pools managed now or in the future by Blackwater Capital Management, LLC (the “Advisor”) using the Blackwater Global Program, the Advisor’s proprietary, systematic trading system, to invest together in one trading vehicle.

The Master operates under a structure where its investors consist of Global Diversified, Emerging CTA and Spectrum Technical (each a “Feeder”, collectively the “Funds”). Global Diversified, Emerging CTA and Spectrum Technical owned approximately 7.7%, 39.5% and 52.8% investments in the Master at December 31, 2011, respectively. Global Diversified and Emerging CTA owned approximately 22.7% and 77.3% investments in the Master at December 31, 2010, respectively.

The Master will be liquidated upon the first to occur of the following: December 31, 2030; or under certain other circumstances as defined in the Limited Partnership Agreement of the Master (the “Limited Partnership Agreement”).

2.     Accounting Policies:

a.	Use of Estimates. The preparation of financial statements and accompanying notes in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, income and expenses, and related disclosures of contingent assets and liabilities in the financial statements and accompanying notes. As a result, actual results could differ from these estimates.

b.	Statement of Cash Flows. The Master is not required to provide a Statement of Cash Flows.

c.

Master’s Investments. All commodity interests of the Master (including derivative financial instruments and derivative commodity instruments) are held for trading purposes. The commodity interests are recorded on trade date and open contracts are recorded at fair value

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

(as described below) at the measurement date. Investments in commodity interests denominated in foreign currencies are translated into U.S. dollars at the exchange rates prevailing at the measurement date. Gains or losses are realized when contracts are liquidated. Unrealized gains or losses on open contracts are included as a component of equity in trading account on the Statement of Financial Condition. Net realized gains or losses and any change in net unrealized gains or losses are included in the Statements of Income and Expenses.

Master’s Fair Value Measurements.    Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date under current market conditions. The fair value hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to fair values derived from unobservable inputs (Level 3). The level in the fair value hierarchy within which the fair value measurement in its entirety falls shall be determined based on the lowest level input that is significant to the fair value measurement in its entirety. GAAP also requires the need to use judgment in determining if a formerly active market has become inactive and in determining fair values when the market has become inactive. Management has concluded that based on available information in the marketplace, the Master’s Level 1 assets and liabilities are actively traded.

The Master will separately present purchases, sales, issuances, and settlements in its reconciliation of Level 3 fair value measurements (i.e., to present such items on a gross basis rather than on a net basis), and make disclosures regarding the level of disaggregation and the inputs and valuation techniques used to measure fair value for measurements that fall within either Level 2 or Level 3 of the fair value hierarchy as required under GAAP.

The Master considers prices for exchange-traded commodity futures, forwards and options contracts to be based on unadjusted quoted prices in active markets for identical assets (Level 1). The values of non-exchange-traded forwards, swaps and certain options contracts for which market quotations are not readily available are priced by broker-dealers who derive fair values for those assets and liabilities from observable inputs (Level 2). As of and for the year ended December 31, 2011 and for the period ended December 31, 2010, the Master did not hold any derivative instruments for which market quotations were not readily available and that were priced by broker-dealers that derive fair values for those assets from observable inputs (Level 2) or that were priced at fair value using unobservable inputs through the application of management’s assumptions and internal valuation pricing models (Level 3).

	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$2,024,932	$2,024,932	$—	$—

Total assets	2,024,932	2,024,932	—	—

Liabilities
Futures	$1,242,450	$1,242,450	$—	$—
Forwards	141,895	141,895	—	—

Total liabilities	1,384,345	1,384,345	—	—

Net fair value	$640,587	$640,587	$—	$—

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

	December 31, 2010*	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Futures	$1,418,808	$1,418,808	$—	$—
Forwards	493,013	493,013	—	—

Total assets	1,911,821	1,911,821	—	—

Liabilities
Futures	$179,673	$179,673	$—	$—
Forwards	48,875	48,875	—	—

Total liabilities	228,548	228,548	—	—

Net fair value	$1,683,273	$1,683,273	$—	$—

*	The amounts have been reclassified from the December 31, 2010 prior year financial statements to conform to current year presentation.

d.	Futures Contracts. The Master trades futures contracts. A futures contract is a firm commitment to buy or sell a specified quantity of investments, currency or a standardized amount of a deliverable grade commodity, at a specified price on a specified future date, unless the contract is closed before the delivery date or if the delivery quantity is something where physical delivery cannot occur (such as the S&P 500 Index), whereby such contract is settled in cash. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. When the contract is closed, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in futures contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the futures broker, directly with the exchange on which the contracts are traded. Net realized gains (losses) and changes in net unrealized gains (losses) on futures contracts are included in the Statements of Income and Expenses.

e.	London Metals Exchange Forward Contracts. Metal contracts traded on the London Metals Exchange (“LME”) represent a firm commitment to buy or sell a specified quantity of aluminum, copper, lead, nickel, tin or zinc. LME contracts traded by the Master are cash settled based on prompt dates published by the LME. Payments (“variation margin”) may be made or received by the Master each business day, depending on the daily fluctuations in the value of the underlying contracts, and are recorded as unrealized gains or losses by the Master. A contract is considered offset when all long positions have been matched with a like number of short positions settling on the same prompt date. When the contract is closed at the prompt date, the Master records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed. Transactions in LME contracts require participants to make both initial margin deposits of cash or other assets and variation margin deposits, through the broker, directly with the LME. Net realized gains (losses) and changes in net unrealized gains (losses) on metal contracts are included in the Statements of Income and Expenses.

f.	Income and Expenses Recognition. All of the income and expenses and realized and unrealized gains and losses on trading of commodity interests are determined on each valuation day and allocated pro rata among the Funds at the time of such determination.

g.	Income Taxes. Income taxes have not been provided as each partner is individually liable for the taxes, if any, on its share of the Master’s income and expenses.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

GAAP provides guidance for how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements and requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Master’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority. Tax positions with respect to tax at the Master level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. The General Partner concluded that no provision for income tax is required in the Master’s financial statements.

The Master files U.S. federal and various state and local tax returns. No income tax returns are currently under examination. The 2010 through 2011 tax years remain subject to examination by U.S. federal and most state tax authorities. The General Partner does not believe that there are any uncertain tax positions that require recognition of a tax liability.

h.	Subsequent Events. The General Partner evaluates events that occur after the balance sheet date but before financial statements are filed. The General Partner has assessed the subsequent events through the date of filing and determined that there were no subsequent events requiring adjustment of or disclosure in the financial statements.

i.	Recent Accounting Pronouncements. In May 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-04, “Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in GAAP and International Financial Reporting Standards” (“IFRS”). The amendments within this ASU change the wording used to describe many of the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements to eliminate unnecessary wording differences between GAAP and IFRS. However, some of the amendments clarify FASB’s intent about the application of existing fair value measurement requirements and other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. ASU 2011-04 is effective for annual and interim periods beginning after December 15, 2011 for public entities. This new guidance is not expected to have a material impact on the Master’s financial statements.

In October 2011, FASB issued a proposed ASU intended to improve and converge financial reporting by setting forth consistent criteria for determining whether an entity is an investment company. Under longstanding GAAP, investment companies carry all of their investments at fair value, even if they hold a controlling interest in another company. The primary changes being proposed by FASB relate to which entities would be considered investment companies as well as certain disclosure and presentation requirements. In addition to the changes to the criteria for determining whether an entity is an investment company, FASB also proposes that an investment company consolidate another investment company if it holds a controlling financial interest in the entity. The Master will evaluate the impact that this proposed update would have on the financial statements once the pronouncement is issued.

In December 2011, FASB issued ASU 2011-11, “Disclosures about Offsetting Assets and Liabilities” which creates a new disclosure requirement about the nature of an entity’s rights of setoff and the related arrangements associated with its financial instruments and derivative instruments. Entities are required to disclose both gross information and net information about both instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The objective of this disclosure is to facilitate comparison between those entities that prepare their financial statements on the basis of GAAP and those entities that prepare their financial statements on the basis of IFRS. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

periods within those annual periods. The Master should also provide the disclosures retrospectively for all comparative periods presented. The Master is currently evaluating the impact that the pronouncement would have on the financial statements.

j.	Net Income (Loss) per Unit. Net income (loss) per unit is calculated in accordance with investment company guidance. See Note 6, “Financial Highlights”.

3.     Agreements:

a.	Limited Partnership Agreement:

The General Partner administers the business and affairs of the Master including selecting one or more advisors to make trading decisions for the Master.

b.	Management Agreement:

The General Partner, on behalf of the Master, has entered into a management agreement (the “Management Agreement”) with the Advisor, a registered commodity trading advisor. The Advisor is not affiliated with the General Partner or CGM and is not responsible for the organization or operation of the Master. The Management Agreement provides that the Advisor has sole discretion in determining the investment of the assets of the Master. All management fees in connection with the Management Agreement are borne by the Funds. The Management Agreement may be terminated upon notice by either party.

c.	Customer Agreement:

The Master has entered into a customer agreement (the “Customer Agreement”) with CGM whereby CGM provides services which include, among other things, the execution of transactions for the Master’s account in accordance with orders placed by the Advisor. All exchange, clearing, user, give-up, floor brokerage and National Futures Association fees (collectively, the “clearing fees”) are borne by the Master. All other fees, including CGM’s direct brokerage fees, are borne by the Funds. All of the Master’s assets are deposited in the Master’s account at CGM. The Master’s cash is deposited by CGM in segregated bank accounts to the extent required by Commodity Futures Trading Commission regulations. At December 31, 2011 and 2010, the amount of cash held by the Master for margin requirements was $8,194,585 and $3,216,132, respectively. The Customer Agreement may be terminated upon notice by either party.

Spectrum Technical pays to Morgan Stanley & Co. LLC (“MS&Co.”) a monthly brokerage fee at a flat rate of 1/12 of 6% per month (a 6% annual rate) of the net assets of Spectrum Technical allocated to the Advisor as of the first day of each month. Such fee includes clearing fees that are charged to the Master, therefore, the Master receives monthly expense reimbursements on clearing fees from MS&Co. incurred during such month, as shown on the Statements of Income and Expenses as expense reimbursements, based on the beginning of the month Partners’ capital allocation percentage of Spectrum Technical in the Master.

4.     Trading Activities:

The Master was formed for the purpose of trading contracts in a variety of commodity interests, including derivative financial instruments and derivative commodity interests. The results of the Master’s trading activities are shown in the Statements of Income and Expenses.

The Customer Agreement between the Master and CGM gives the Master the legal right to net unrealized gains and losses on open futures and forward contracts. The Master nets, for financial

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

reporting purposes, the unrealized gains and losses on open futures and forward contracts on the Statements of Financial Condition as the criteria under ASC 210-20, Balance Sheet, have been met.

All of the commodity interests owned by the Master are held for trading purposes. The monthly average number of futures contracts traded during the year ended December 31, 2011 and for the period ended December 31, 2010 were 1,811 and 1,102, respectively. The monthly average number of metals forward contracts traded during the year ended December 31, 2011 and for the period ended December 31, 2010, was 161 and 65, respectively.

The following tables indicate the gross fair values of derivative instruments of futures and forward contracts as separate assets and liabilities as of December 31, 2011 and 2010.

December 31, 2011
Assets
Futures Contracts
Currencies	$1,047,403
Energy	156,800
Indices	20,113
Interest Rates Non-U.S.	732,966
Metals	67,650

Total unrealized appreciation on open futures contracts	$2,024,932

Liabilities
Futures Contracts
Currencies	$(269,854)
Energy	(95,075)
Grains	(868,150)
Interest Rates Non-U.S.	(9,371)

Total unrealized depreciation on open futures contracts	$(1,242,450)

Net unrealized appreciation on open futures contracts	$782,482 *

Liabilities
Forward Contracts
Metals	$(141,895)

Total unrealized depreciation on open forward contracts	$(141,895)

Net unrealized depreciation on open forward contracts	$(141,895)**

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized depreciation on open forward contracts” on the Statements of Financial Condition.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

December 31, 2010
Assets
Futures Contracts
Currencies	$480,912
Energy	386,923
Grains	74,625
Indices	191,592
Interest Rates U.S.	73,469
Interest Rates Non-U.S.	158,377
Livestock	52,910

Total unrealized appreciation on open futures contracts	$1,418,808

Liabilities
Futures Contracts
Currencies	$(68,681)
Energy	(42,450)
Grains	(7,013)
Indices	(11,075)
Interest Rates Non-U.S.	(44,124)
Livestock	(6,330)

Total unrealized depreciation on open futures contracts	$(179,673)

Net unrealized appreciation on open futures contracts	$1,239,135 *

Assets
Forward Contracts
Metals	$493,013

Total unrealized appreciation on open forward contracts	$493,013

Liabilities
Forward Contracts
Metals	$(48,875)

Total unrealized depreciation on open forward contracts	$(48,875)

Net unrealized appreciation on open forward contracts	$444,138 **

*	This amount is in “Net unrealized appreciation on open futures contracts” on the Statements of Financial Condition.

**	This amount is in “Net unrealized appreciation on open forward contracts” on the Statements of Financial Condition.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

The following tables indicate the trading gains and losses, by market sector, on derivative instruments for the year ended December 31, 2011 and for the period ended December 31, 2010.

Sector	2011	2010
Currencies	$3,202,323	$(51,662)
Energy	(1,305,529)	580,978
Grains	(779,237)	69,762
Indices	(2,515,272)	954,817
Interest Rates U.S.	1,213,899	(112,803)
Interest Rates Non-U.S.	2,444,501	(3,492)
Livestock	(427,300)	177,640
Metals	793,340	349,963
Softs	321,600	—

Total	$2,948,325 ***	$1,965,203 ***

***	This amount is in ”Total trading results” on the Statements of Income and Expenses.

5.     Subscriptions, Distributions and Redemptions:

Subscriptions are accepted monthly from investors and they become limited partners on the first day of the month after their subscription is processed. A limited partner may withdraw all or part of their capital contribution and undistributed profits, if any, from the Master in multiples of the net asset value per Redeemable Unit as of the end of any day (the “Redemption Date”) after a request for redemption has been made to the General Partner at least 3 days in advance of the Redemption Date. The Redeemable Units are classified as a liability when the limited partner elects to redeem and informs the Master.

6.     Financial Highlights:

Changes in the net asset value per unit for the year ended December 31, 2011 and the period from November 1, 2010 (commencement of trading operations) to December 31, 2010 were as follows:

	2011	2010
Net realized and unrealized gains (losses)*	$73.74	$72.18
Interest income	0.35	0.18
Expenses**	(1.33)	(1.30)

Increase (decrease) for the period	72.76	71.06
Distribution of interest income to feeder funds	(0.35)	(0.18)
Net asset value per unit, beginning of period	1,070.88	1,000.00

Net asset value per unit, end of period	$1,143.29	$1,070.88

*	Includes clearing fees.

**	Excludes clearing fees.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

	2011		2010
Ratios to average net assets:
Net investment income (loss)***	(0.3)%		(1.0	)%****

Operating expenses	0.3	%*****	1.1	%****

Total return	6.8%		7.1%

***	Interest income less total expenses.

****	Annualized.

*****	Percentages are after expense reimbursements (equal to 0.02%).

The above ratios may vary for individual investors based on the timing of capital transactions during the period. Additionally, these ratios are calculated for the limited partner class using limited partners’ share of income, expenses and average net assets.

7.     Financial Instrument Risks:

In the normal course of business, the Master is party to financial instruments with off-balance sheet risk, including derivative financial instruments and derivative commodity instruments. These financial instruments may include forwards, futures, options and swaps, whose values are based upon an underlying asset, index, or reference rate, and generally represent future commitments to exchange currencies or cash balances, to purchase or sell other financial instruments at specific terms at specified future dates, or, in the case of derivative commodity instruments, to have a reasonable possibility to be settled in cash, through physical delivery or with another financial instrument. These instruments may be traded on an exchange or over-the-counter (“OTC”). Exchange-traded instruments are standardized and include futures and certain forwards and option contracts. OTC contracts are negotiated between contracting parties and include certain forwards, swaps and option contracts. Specific market movements of commodities or futures contracts underlying an option cannot be accurately predicted. Each of these instruments is subject to various risks similar to those related to the underlying financial instruments including market and credit risk. In general, the risks associated with OTC contracts are greater than those associated with exchange-traded instruments because of the greater risk of default by the counterparty to an OTC contract.

Market risk is the potential for changes in the value of the financial instruments traded by the Master due to market changes, including interest and foreign exchange rate movements and fluctuations in commodity or security prices. Market risk is directly impacted by the volatility and liquidity in the markets in which the related underlying assets are traded. The Master is exposed to a market risk equal to the value of futures and forward contracts purchased and unlimited liability on such contracts sold short.

Credit risk is the possibility that a loss may occur due to the failure of a counterparty to perform according to the terms of a contract. The Master’s risk of loss in the event of a counterparty default is typically limited to the amounts recognized in the Statements of Financial Condition and not represented by the contract or notional amounts of the instruments. The Master’s risk of loss is reduced through the use of legally enforceable master netting agreements with counterparties that permit the Master to offset unrealized gains and losses and other assets and liabilities with such counterparties upon the occurrence of certain events. The Master has credit risk and concentration risk, as CGM or a CGM affiliate is the sole counterparty or broker with respect to the Master’s assets. Credit risk with respect to exchange-traded instruments is reduced to the extent that through CGM, the Master’s counterparty is an exchange or clearing organization.

Blackwater Master Fund L.P.

Notes to Financial Statements

December 31, 2011

The General Partner monitors and attempts to control the Master’s risk exposure on a daily basis through financial, credit and risk management monitoring systems, and accordingly, believes that it has effective procedures for evaluating and limiting the credit and market risks to which the Master may be subject. These monitoring systems generally allow the General Partner to statistically analyze actual trading results with risk-adjusted performance indicators and correlation statistics. In addition, online monitoring systems provide account analysis of futures, forwards and options positions by sector, margin requirements, gain and loss transactions and collateral positions.

The majority of these instruments mature within one year of the inception date. However, due to the nature of the Master’s business, these instruments may not be held to maturity.